Exhibit 99.1

Press Release Announcing Resignation of William H. Harris from the Board of Directors

LAS VEGAS (August 31, 2007) – Global Cash Access Holdings, Inc. (NYSE:GCA) announced that William H. Harris has resigned from the Company’s Board of Directors, effective today, to pursue other interests. Mr. Harris noted that no disagreements existed between him and the Company or its management.

Fred C. Enlow, a GCA Director, has been appointed to fill the seat on the Board’s Audit Committee that Mr. Harris vacates.

“Bill has been a valuable member of our Board since 2005. We appreciate his contribution and wish him well in his other pursuits,” said Kirk Sanford, GCA’s Chief Executive Officer.

Said Mr. Harris, “I have enjoyed serving on GCA’s Board and have great respect for the Company, its Directors, management and employees. I believe GCA remains on a successful trajectory.”

About Global Cash Access Holdings, Inc.

Global Cash Access Holdings, Inc. (NYSE: GCA) is the parent of Global Cash Access, Inc., the world’s leading provider of cash access and related services to the gaming industry.  Based in Las Vegas, GCA serves over 1,100 casinos and other clients in the U.S., Canada, Europe, the Caribbean and Asia. With a singular focus on the worldwide casino industry, GCA provides proprietary technology that helps responsible patrons access cash via ATM, debit card, check cashing and credit card cash advance transactions for their gaming entertainment. GCA also provides services that enhance casino marketing initiatives and credit management through its wholly-owned subsidiary Central Credit, LLC, a credit decision-making tool that uses proprietary credit bureau databases. GCA is recognized with numerous gaming industry awards for developing technologies and services that enhance casino profitability and customer loyalty. www.globalcashaccess.com.